EXHIBIT 10.39

DATED: January 30, 2001


                              E J LORD LIMITED (1)


                                       AND


                             BIOPROGRESS LIMITED (2)
                                      WITH
                               BIOPROGRESS INC (3)


                               AGREEMENT FOR LEASE

          Relating to premises at Thorby Avenue, Hostmoor Trading Park
                              March Cambridgeshire


                                DAWBARNS PEARSON
                                   SOLICITORS
                                  1/2 YORK ROW
                                     WISBECH
                                      CAMBS
                                    PE13 1EA
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AN AGREEMENT made the 30 day of January, 2000

BETWEEN:

         (1) E J LORD LIMITED whose registered office is at 44 March Road, Wimblington Cambridgeshire [CRN3998705] (hereinafter called "the Landlord")

         (2) BIOPROGRESS LIMITED whose registered office is at 1 Norwood Road, Cambridgeshire [CRN3289265] (hereinafter called "the Tenant")

         (3) BIOPROGRESS INC a company incorporated in and governed by the Law of the State of Nevada, USA (hereinafter called the "Surety")

NOW IT IS HEREBY AGREED as follows:

1.       Definitions

1.1 In this Agreement the following terms shall have the following meanings And terms defined in the Lease and used herein shall have the meanings ascribed to them in the Lease

1.1.1 "The Architect" means Peter Smith of The Studio 57, Main Street, Paston Cambridgeshire such other person firm or company (being in the case of an individual a professional associate or fellow of the Royal Institute of British Architects and in the case of a firm or company having at least one partner or director (as the case may be) who is an associate or fellow of the said Institute) as may be appointed by the Landlord to be the Architect for the purposes of this Agreement and whose name shall have been notified in writing to the Tenant by the Landlord

1.1.2 "the Building Contract" means the building contract dated 31st May 2000 entered into by the Landlord with the Building Contractor for the carrying out of the Development

1.1.3 "the Building Contractor" means Kier Regional Limited of Tempsford Hall Sandy Bedfordshire SG19 2BD or such other building contractor of Good repute with experience in carrying out projects of a similar or Greater size and degree of complexity to the Development as the Landlord Shall reasonably and properly employ from time to time under the Building Contract and whose name shall be notified in writing to the Tenant by the Landlord

1.1.4 "the Construction Team" means the Architect the Structural Engineer and the Building Contractor

1.1.5 "Practical Completion of the Unit has the meaning set out in Clause 7 hereof

1.1.6.1 "the Development" means the development of a new industrial unit with associated external works with

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         all mains services and access roads thereto from the adopted road known as Thorby Avenue or Hostmoor Avenue, March on the Site

1.1.6.2  "the Site" means the land edged blue on the annexed plan

1.1.6.3 "the Drawings" means the detailed plans and the specification which have been agreed between the Landlord and the Tenant prior to the execution of this Agreement and copies of which are annexed hereto and have been signed by the parties and the expression shall include all variations and alterations thereof as may be agreed from time to time by the Landlord and the Tenant

1.1.7 "the Landlord" means the first party of this Agreement and includes its successors in title and assigns

1.1.8 "the Landlord's Solicitors" means Dawbarns Pearson of 1/2 York Row Wisbech Cambridgeshire PE1 1EA (Ref JMA)

1.1.9 "the Lease" means the Lease to be granted by the Landlord to the Tenant of the Premises pursuant to this Agreement in the form of the draft lease attached hereto

1.1.10 "the Premises" means the new industrial unit on the Development and is more particularly described in this Lease as the "Demised Premises" and for identification purposes edged in red on the annexed plan

1.1.11   "the Rent Commencement Date" means the date of Completion of the Lease

1.1.12 "the Structural Engineer" means Greens Limited of Whaplode Spalding Lincolnshire or such other person firm or company (being in the case of an individual a member or fellow of the Association of Consulting Engineers or the Institution of Civil Engineers and in the case of a firm or company at least one of whose partners or directors shall be a member or fellow of the said (Association or Institution) as may be employed for the purposes of this Agreement by the Landlord and whose name shall have been notified to the Tenant in writing

1.1.13   "the Tenant" means the second party to this Agreement

1.1.14 "the Tenant's Solicitors means Ollard and Bentley of Market Square March Cambridgeshire PE15 9JQ

1.1.15 "the Term Commencement Date" means the last usual quarter day which precedes or is coincident with the date of Completion of the Lease

1.1.16 "the Tenant's Works" means the office fitting of the Premises in accordance with the plan annexed No and the erection of the signage on plan No

1.1.17 "Working Day" means a day falling on or between Monday and Friday upon which clearing banks in the City of London being members of the Committee of London and Scottish Clearing Banks) are open for normal business
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1.1.18   "the Surety" means the third party to this Agreement

2.       Landlord to Procure Consents

2.1 The Landlord will use its reasonable endeavours to obtain as soon as Reasonably practicable and at its own expense all authorisations certificates consents approvals permissions and licences necessary (hereinafter called "the Necessary Consents") to complete the Development and will (subject to the Necessary Consents) procure that its contractors with all due diligence construct and complete the Development in accordance with the Drawings and Necessary Consents and the Building Contract for the same and all relevant statutory requirements to the reasonable satisfaction of the Tenant in all respects

3.       Landlord to carry out works

3.1 The Landlord shall (subject to the Necessary Consents) proceed diligently With the construction of the Premises in a good and workmanlike manner and unless prevented from so doing by strikes lockouts shortages of materials weather wars unreasonably delay by the Highway Authority or other cause not within its control procure the completion of the construction of the Premises as soon as reasonably practicable and (unless prevented from so doing as aforesaid) not later than the date which is months from the date hereof or in case it is prevented from so doing as soon thereafter as may be reasonably practicable

3.2 If the Landlord is unable to obtain at a reasonably cost any of the materials Referred to in the Approved Drawings and Specification the Landlord may in carrying out the Works substitute for them alternative materials as nearly as may be of the same quality subject always to the overriding requirements of the local or other competent authority and if so requested the Landlord will provide such information as the Tenant shall reasonably require to show compliance with this Clause

3.3 The Landlord may in carrying out the Works make such modifications to The Approved Drawings and Specification and to the details of the Works contained in them:

         3.3.1 as may be required by any local or other competent Authority as a condition of the grant or continuance in force in the Landlord's Approvals or any of them or

         3.3.2 as may be reasonably required by the Architect provided that no modification shall be made pursuant to this Clause 3.3.2 which would materially alter the design nature capacity or standard of construction or appearance of the Premises as provided for in the Building Specification or materially prejudice the use of the Premises for the purposes specified in the Lease

3.4 If at any time the Development is carried out otherwise than in accordance with the Drawings and this fact might reasonably have been expected to be

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      apparent on a full visual inspection to the Tenant on the first occasion following the carrying out of the relevant works on which it actually inspected the same pursuant to Clause 6 ("the Inspection") then unless within five (5) working days after the date of the Inspection (time being of the essence) the Tenant has served on the Architect a Defects Notice in respect of such non-compliance the Development shall be treated for all purposes of this Agreement as having been carried out in accordance with the Drawings

4.    Grant of Lease

4.1 In consideration of the Landlord performing the Landlord's obligations Under Clauses 2 and 3 hereof the Tenant and Surety will within 7 days of Practical Completion of the Premises or earlier by agreement enter into the Lease

4.2 The initial rent payable under the Lease will commence to be payable on The Rent Commencement Date

5.1 The Lease and the will be prepared by the Landlord's Socilitors and an Engrossment of the counterpart shall be delivered to the Tenant's Solicitors seven days before Practical Completion

5.2 The Lease shall be completed at the offices of the Landlord's Solicitors or at Such other place in England as the Landlord's Solicitors shall reasonably require

5.3 At any time on or after the date for completion of the Lease either the Landlord or the Tenant being ready and willing to complete the Lease and perform its other obligations under this agreement may (but without prejudice to any other available right or remedy) by notice to the other invoke the provisions of Clause 5.4

5.4 Within twenty days after service of such notice under Clause 5.3 hereof (excluding the day of service) the Lease shall be completed and the parties shall perform their other obligations under this Agreement and time shall be of the essence of this provision

6.    Inspection of works by Tenant

      The Tenant shall have the right for itself its agents and surveyors at all reasonable times and on reasonable notice to the Architect during the erection or construction of the Development in company with the Architect or his representative to view the state and progress of the works but the Tenant shall refer all matters whether a complaint or otherwise to the Architect or his representative and not to the Building Contractor

7.    Practical Completion

7.1.1 For the purpose of this Agreement the expression "Practical Completion of the Premises" shall mean:

      (a) the date upon which the Landlord and the Tenant or their respective representatives mutually agree (such agreement not to be unreasonably withheld) that the Premises is complete (except for minor matters as provided for in sub-clause 7.3 below) and that there is proper vehicular to the Premises or:

      (b) in the event of a dispute the date upon which the Architect (who shall consider but not be bound by representations (if any) made by the Landlord or the Tenant) shall certify that the Premises are complete in accordance with the Building Contract and that there is proper vehicular access to the Premises

      (c) "proper vehicular access" means that the Premises may be accessed from Thorby Avenue or Hostmoor Avenue for all reasonable purposes of the Tenant in connection with its enjoyment of the Premises including contractors vehicles for fitting out but shall not oblige the Landlord to lay the top coat of the roadways until all the buildings on the Development are completed

7.2 The Landlord shall give notice in writing to the Tenant of the intended date of Practical Completion of the Premises and shall invite the Tenant to send a representative to accompany a representative of the Landlord or the Architect On the inspection made for the purpose of determining the date of Practical Completion

7.3 Uncompleted matters of a minor nature shall be schedule in a snagging list to Be issued with the certificate of the Architect referred to in subclause 7.1 (b) above and carried out or made good by the Landlord or the Building Contractor as soon as possible after the date of Practical Completion of the Unit without prejudice to the maintenance period referred to in Clause 12 hereof at times reasonably convenient to the Tenant

7.4 In the event that Practical Completion of the Unit shall not have taken place by te date which is twelve months from the date hereof the Tenant may at any time thereafter give the Landlord three months notice in writing of its intention to terminate this Agreement and if Practical Completion of the Premises shall not take place within such three month period then at the determination of such period of one month this Agreement shall terminate but without prejudice to the rights of either party in respect of any antecedent breach

8.    Services

      The Landlord shall without cost to the Tenant and before (or after in the case o delay as hereinafter provided in this clause) Practical Completion of the Unit procure that water gas drainage and electric services shall be laid into the pemises to satisfy the requirements of the Tenant as set out in the said secification provided that the Tenant shall:

9.1 make early application to the service authorities for the supply of such services

9.2 promptly furnish to the service authorities any test certificates required by the service authorities in respect of work (if any) carried out in the Premises by the Tenant

9.3 be responsible for any payment required by the service authorities for the installation of meters

10.   Deleterious Materials

      The Landlord shall not in the construction of the Development use any high Alumina cement, permenant woodwool shuttering, concrete containing Calcium chloride (except concrete containing quantities of calcium chloride Within acceptable tolerance levels in accordance with BS882 and BS8110) Asbestos or asbestos based materials, silicate bricks or tiles, sea dredges or sea Washed aggregates (save where the same comply with BS882 and BS8110) Concrete having a drying shrinkage in excess of 0.045% colliery waste as a Filling material, pot and rib type construction for suspended floors/roofs, Hollow bricks/blocks (exclusive of perforated bricks) and brickwork/blockwork with a soluble sulphate content in excess of 0.5% and any other substances not in accordance with British Standards Institution Standard or Codes of Practice or which have been identified as deleterious in a publication of the British Research Establishment

10.   Insurance

      The Landlord shall or shall procure the Building Contractor to maintain insurance of the Landlord's Works in accordance with the Building Contract and the Landlord shall cause the Premises to be insured in accordance with the provisions set out in relation to insurance in the Lease on or with effect from Practical Completion of the Unit

11.   Defects

11.1 Any defects shrinkage or other faults (other than shrinkage cracks of a hairline Nature normally occurring as a result of drying out) which may appear in the Premises within the period of six months after the date of Practical Completion of the Unit arising from any defect in the construction of the Premises or from faulty workmanship or materials or from frost occurring before Practical Completion of the Unit shall forthwith be made good by the Landlord at its own cost to the reasonable satisfaction of the Tenant the Landlord causing or procuring the minimum inconvenience and disruption reasonably possible to the Tenant's business

11.2 If any structural or design defect or defect arising under the Building Contract Shall at any time appear in the Premises the Landlord will at the request of the Tenant but at the Tenant's expense (subject to the provision of security for such expenses as the Landlord shall require) take such action (including legal proceedings) against any member of the Construction Team as the Tenant shall reasonably require and the Tenant shall be reimbursed in respect of any contribution towards the cost of taking such action that is recovered by the Landlord from the relevant member of the Construction Team

11.3 If any structural or design defect shall at any time appear in the Development (other than the Premises) the Landlord will if reasonable to do so and at the request of the Tenant at its own expense take such action (including legal proceedings if reasonable to do so) against any member of the Construction Team as the Tenant shall reasonably require and use all reasonable endeavours to procure that credit for all sums so recovered are set off against the service charge liability under the Lease

12.   CDM

      The Landlord and the Tenant each agree that in undertaking their respective works they will each comply with the Construction (Design and Management) Regulations 1994

13.   General

13.1 As from the date of Practical Completion of the Premises the parties hereto Shall observe and perform and be otherwise subject to and have the benefit of all their respective covenants and other conditions and obligations to be contained in the Lease to the extent permitted by law notwithstanding that it shall not at that date have been completed

13.2 The Tenant shall not assign or part with its interest under this Agreement

13.3 Notwithstanding the execution of the Lease this Agreement shall remain in force with regard to anything remaining to be done performed or observed hereunder and not provided for in the Lease

13.4 If any dispute or question whatsoever shall arise between the parties hereto with respect to any clause or thing herein the matter in dispute shall be determined by a single Arbitrator in accordance with the Arbitration Acts 1950 to 1979 or any statutory modification or re-enactment thereof for the time being in force whose decision (save in the case of manifest error) shall be final and binding

14.   Title

14.1 The Landlord's title is unregistered and shall commence with a conveyance on Sale dated the 15th November 1983 between F H Martin (1) and Landread Limited (2)

14.2 The Premises are to be demised subject to all mattes contained mentioned in te documents of title (except those relating to any Mortgage or Legal Charge entered into by the Landlord). An Abstract of Title having been supplied to the Tenant prior to the signing hereof it shall be deemed to take the Lease subject to all such entries and shall raise no objection or requisition in respect thereof other than the usual Stat Plus requisition or any requisitions arising as a consequence of any pre-completion searches

15.   Tenant's Works

15.1    In this Clause:

        15.1.1 "Tenant's Approvals" means all (if any) approvals consents permissions and licenses of any local other competent Authority which may from time to time be necessary to enable the Tenant lawfully to commence and to carry out the Tenant's Works

        15.1.2 "Tenant's Plans" means detailed plans drawings and specifications setting out the Tenant's proposals for the Tenant's Works and such other documents and information as to the nature and extent of the Tenant's Works as are annexed hereto and marked "Tenants Plans" and such other drawings prepared on a 1:100 scale by or on behalf of the Tenant as are consistent herewith

15.2 The Tenant shall at its own expense apply for and use all reasonable endeavours to obtain without delay all Tenant's Approvals and serve notice thereof upon the Landlord as soon as practicably possible following the determination of any Application

15.3 To the extent that the Tenant has possession of the Premises at any time before Completion of the Lease the Tenant shall hold the same as tenant at will of the Landlord with effect from that date ("Entry Date") in that regard and shall pay rent calculated on a daily basis at the same rate as the rent and service charge stipulated in the Lease

15.4 The Tenant shall at its own expense carry out and with all due expedition Complete the Tenant's Works:

        15.4.1 in a good and workmanlike manner and with sound materials of their respective kinds

        15.4.2  in accordance with the Tenant's Plans

        15.4.3 in accordance with the terms of the Tenant's Approvals and otherwise in compliance with all requirements of the local and any other competent Authority

        15.4.4 in such a way as to ensure that obstruction to or interference with the carrying out of the Development is kept to a reasonable minimum

        15.4.5  to the reasonable satisfaction of the Architect in all respects

        15.4.6 in a reasonable manner so as not to cause any damage or danger interruption or obstruction to any adjoining or neighbouring property or the use and enjoyment thereof

15.5  The Tenant shall:

        15.5.1 pay and indemnify the Landlord against all fees charges and other payments whatever which may at any time be payable to any local or other competent Authority in respect of the Tenant's Works

        15.5.2 be answerable for and indemnify the Landlord against all actions costs claims demands and liability whatever in relation to any failure by the Tenant to comply with its obligations herein or in relation to any claim made by any adjoining owner or occupier or member of the public or other person in connection with the carrying out of the Tenant's Work

        15.5.3 with effect from the Completion Date or the Entry Date if earlier pay and indemnify the Landlord against all rates taxes assessments duties charges impositions and outgoings from time to time charged upon the Premises or the owner or occupier of them

15.6 The Landlord shall procure that as soon as practicable after the Tenant's Works have been substantially completed to the reasonable satisfaction of the Architect in all respects the Architect shall issue to the Landlord and the Tenant a certificate to that effect

15.7 Subject as otherwise expressly provided herein all fixtures and additions Affixed to or installed in the Premises as part of the Tenant's fitting out works shall become and remain Tenants Fixtures notwithstanding that any of them may be affixed or installed after completion of the Lease

15.8 from the commencement of the Tenant's Works until completion of the Lease the Tenant shall insure or cause to be insured the Tenant's Works in the joint names of the Landlord and the Tenant against loss or damage by such risks as the Landlord shall reasonably require in an amount equal to the full cost of reinstating the Tenant's Works (or such part of the Tenant's Works as shall from time to time have been carried out) in the event of their total destruction together with the cost of demolition site clearance architect and other professional fees and shall produce evidence of such cover to the Landlord upon request and apply all monies received from any such policy of insurance in reinstating the Tenant's Works and in so far as such proceeds are not so applied they shall belong to the parties in proportion to their respective interests

15.9 the Tenant shall not do or permit nor suffer to be done on the Development or in relation to the Premises and whether or not in relation to the Tenant's Works anything which might render void or voidable any policy of insurance effected by the Landlord in respect of the Development or the Site or the Premises

16.     Notices

        Any demand or notice to be served on the Tenant or any Surety hereunder shall be validly served if sent by first class post addressed to the Tenant or the Surety respectively (and if there shall be more than one of them then to any of them) at its registered office or its last known address or at the Premises. Any Notice to be served on the Landlord shall be validly served if sent by first class post addressed to the Landlord at its registered office Any demand or notice sent by post shall be conclusively treated as having been served Forty eight hours after posting

17    Surety's Covenant

17.1 The Surety agrees to observe and perform each and every obligation of The Tenant set out or referred to in this Agreement

17.2 If the Tenant fails to duly observe and perform the Tenant's Obligations and stipulations of this Agreement or any of them the Surety shall make good to the Landlord all reasonably and proper loss damage costs and expenses arising as a result of such failure

17.3 No neglect or forbearance on the part of the Landlord in enforcing Observance and performance by the Tenant of any of the Tenant's obligations and stipulations herein and no time or other indulgence given by the Landlord to the Tenant shall release discharge or in any way affect the liability of the Surety under this clause


Executed as a Deed by E J Lord Limited
acting by                     a Director
and                           Company Secretary

Executed as a Deed by a BioProgress Limited acting by Graham Robert Mason Hind, a Director and James Timothy Chapman Longley, Company Secretary

Signed as a deed on behalf of BioProgress Inc, A company incorporated in the State of Nevada, USA by James Timothy Chapman Longman, being the person who, in accordance with the laws of that territory, is acting under the authority of the Company